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                                                         EXHIBIT (12)

                                        THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                        ---------------------------------------------
                                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                      -------------------------------------------------

Amounts in millions                                                                                           Nine Months Ended
                                                                              Years Ended June 30                 March 31
                                                            -----------------------------------------------   -----------------
                                                               1999      2000      2001      2002      2003      2003      2004
                                                            -------   -------   -------   -------   -------   -------   -------
EARNINGS, AS DEFINED
     Earnings from operations before income taxes
          and before adjustments for minority interests
          in consolidated subsidiaries and after
          eliminating undistributed earnings of equity
          method investees                                  $ 5,866   $ 5,474   $ 4,574   $ 6,442   $ 7,760   $ 6,405   $ 7,489

      Fixed charges                                             751       811       872       687       657       491       529
                                                            -------   -------   -------   -------   -------   -------   -------
          TOTAL EARNINGS, AS DEFINED                        $ 6,617   $ 6,285   $ 5,446   $ 7,129   $ 8,417   $ 6,896   $ 8,018
                                                            =======   =======   =======   =======   =======   =======   =======

FIXED CHARGES, AS DEFINED
      Interest expense                                      $   650   $   792   $   794   $   603   $   561   $   425   $   454
      1/3 of rental expense                                     101        89        78        84        96        66        75
                                                            -------   -------   -------   -------   -------   -------   -------
          TOTAL FIXED CHARGES, AS DEFINED                   $   751   $   881   $   872   $   687   $   657   $   491   $   529
                                                            =======   =======   =======   =======   =======   =======   =======
          RATIO OF EARNINGS TO FIXED CHARGES                    8.8       7.1       6.2      10.4      12.8      14.0      15.2

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